Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
American Natural Energy Corporation Announces Issuance of Shares of Common Stock
Tulsa, Oklahoma, July 29, 2005. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) announced today that through July 29, 2005 it has sold an aggregate of 4,202,636 shares of its common stock for an aggregate cash consideration of $504,316. The securities were issued in reliance upon the exemption from the registration requirements of the US Securities Act of 1933, as amended (the “Act”), afforded by Regulation D and Section 4(2) and pursuant to Regulation S under the Act. The shares sold may not be reoffered or resold by the purchasers absent registration under the Act or an applicable exemption from the registration requirements of the Act. In addition, the shares are subject to a hold period and, subject to compliance with the requirements of the Act, may not be traded until November 30, 2005, except as permitted by Canadian securities legislation and the TSX Venture Exchange. The proposed sale of the shares was previously announced on May 18, 2005. The proceeds are proposed to be used to fund drilling activities and for working capital purposes.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward-looking statements also include the plans and intentions of ANEC to complete the sale and issuance of shares of Common Stock pursuant to the Private Placement. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including uncertainties as to whether the amendments proposed to the Certificate of Incorporation will receive the requisite shareholder approval. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of

ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. ANEC’s inability to raise additional capital by completion of the sale of shares in the Private Placement would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.